Exhibit (10)


                          THIRD AMENDMENT
                    Dated as of August 11, 1994
                                to
               AMENDED AND RESTATED CREDIT AGREEMENT
                      Dated as of May 6, 1993


          This THIRD AMENDMENT (this "Third Amendment") dated as of August 11, 1994 is entered into among USG CORPORATION (the "Company"), USG INTERIORS, INC. ("Interiors") (the Company and Interiors being sometimes collectively referred to herein as the "Borrowers"), the FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (collectively referred to herein, together with their respective successors and assigns, as the "Senior Lenders" and individually as a "Senior Lender"), BANKERS TRUST COMPANY, CHEMICAL BANK and CITIBANK, N.A. ("Citibank"), in their capacities as agents for the Senior Lenders hereunder (in such capacities, the "Agents"), and CITIBANK, in its separate capacity as administrative agent for the Senior Lenders hereunder (in such capacity, the "Administrative Agent").

          PRELIMINARY STATEMENTS. (1) The Borrowers, the Senior Lenders, the Agents and the Administrative Agent have entered into the Amended and Restated Credit Agreement dated as of May 6, 1993 (as amended pursuant to that certain First Amendment dated as of August 1, 1993 (the "First Amendment") and that certain Second Amendment dated as of January 31, 1994 (the "Second Amendment"), the "Credit Agreement") and have agreed to further amend the Credit Agreement as hereinafter set forth.

          (2) Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. Unless referring to a section of this Third Amendment, all section references contained herein are references to section numbers as they appear in the Credit Agreement.

          SECTION 1. Amendments to the Credit Agreement. Upon the occurrence of the "Third Amendment Effective Date" (as defined in Section 3 below), the Credit Agreement is amended as follows:

          1.1.  Amendments to Defined Terms.

          (a) Section 1.01 of the Credit Agreement is hereby amended as follows:

               (i)  The following defined term is inserted in
     Section 1.01 immediately following the defined term "Cash
     Equivalents":

                    "Cash Sweep Termination Date" shall have the meaning ascribed to such term in Section 2.06(b)(i).

               (ii) The defined term "Excess Proceeds of Issuance of Stock or Debt" is amended to delete the parenthetical phrase in clause (ii) thereof and to substitute therefor the following:

          "(but excluding the net cash proceeds received by the Company on account of the incurrence of Indebtedness
          (a) consisting of unsecured industrial development revenue bonds permitted under Section 8.01(xvii) hereof and (b) from and after the Revolving Loan Termination Date in accordance with the requirements set forth in
          Section 8.01(xii) hereof)"

               (iii) The defined term "Investment" is amended to delete the word "other" immediately preceding the word
     "Person" in the fourth line thereof.

          (b) Section 1.02 of the Credit Agreement is hereby amended as follows:

               (i) The term "Asbestos Adjustment" therein is deleted in its entirety.

               (ii) The following is inserted in Section 1.02 immediately following the term "Cash Available for Sweep":
     "Cash Sweep Termination Date".

          1.2. Amendments to Mandatory Prepayment of Cash Available for Sweep. Section 2.06(b)(i) of the Credit Agreement is amended and restated in its entirety as follows (and the applicable provisions of the First Amendment and the Second Amendment, including, without limitation, Section 1.3(a) of the First Amendment, are accordingly superseded):

               (i) Cash Available for Sweep. (A) Within 30 days after the occurrence of the Test Date in each year (unless the Cash Sweep Termination Date has occurred on or before such Test Date), the Company shall prepare and deliver to the Administrative Agent a work sheet, substantially in the form of Exhibit 8-A, showing its calculation of Cash Available for Sweep as of such Test Date, together with a certificate, substantially in the form of Exhibit 8-B, signed by the chief accounting officer or chief financial officer of the Company, and certifying that such calculation is accurate and that neither the Company nor any Subsidiary of the Company has made any material prepayments (other than prepayments of trade payables, mandatory prepayments required under outstanding credit agreements or indentures, and, to the extent expressly permitted by the terms of this Agreement, prepayments of other Indebtedness) out of the ordinary course of business. On the Sweep Payment Date in each year (unless the Cash Sweep Termination Date has occurred on or before the immediately preceding Test Date), the Company shall make or cause to be made a mandatory prepayment in an amount equal to the Cash Available for Sweep determined as of the immediately preceding Test Date, which prepayment shall be applied as follows:

               (1) for any Sweep Payment Date occurring in 1995 or 1996 for which the Sweep Percentage is greater than 50%, such mandatory prepayment shall be applied:

                    (x) first, up to $7,000,000 in the aggregate for all such Sweep Payment Dates, to Public Debt having maturities prior to January 1, 1999 and/or Term Loans as the Company shall elect in its discretion, provided, that:

                         (A) any portion of such $7,000,000 of
                    Cash Available for Sweep which is not used to pay such Public Debt prior to the immediately succeeding Test Date shall be applied by the Company to the scheduled installments of the Term Loans in the order of maturity;

                         (B) if on any such Test Date, the Cash
                    Available for Sweep on such Test Date exceeds the then outstanding principal balance of all of the Public Debt having maturities prior to January 1, 1999, such excess, up to $7,000,000 less the aggregate amount of Cash Available for Sweep previously applied under this
                    Section 2.06(b)(i)(A)(1)(x), shall be applied 90% to the scheduled installments of the Term Loans in the order of maturity on the Sweep Payment Date immediately succeeding the applicable Test Date and 10% to the Company as Retained Amounts; and

                         (C) any Investment Premiums paid in
                    connection with the payment of such Public
                    Debt shall be subject to the limitations described in Section 8.03(viii)(C); and

                    (y) second, following the application of the
               amounts described in item (x) above, 66-2/3% to the scheduled installments of the Term Loans in the order of maturity on the Sweep Payment Date immediately succeeding the applicable Test Date and 33-1/3% to the Company as Retained Amounts, until such Retained Amounts (when added to the Retained Amounts described in item (x) above) equal $50,000,000 at which time 100% of such Cash Available for Sweep shall be applied to the scheduled installments of the Term Loans in the order of maturity on the Sweep Payment Date immediately succeeding the applicable Test Date; and

               (2) for any Sweep Payment Date occurring in 1995 or 1996 for which the Sweep Percentage is 50%, and for any Sweep Payment Date thereafter, such mandatory prepayment shall be applied (x) with respect to such Sweep Payment Dates in 1995 and 1996, in full to the scheduled installments of the Term Loans in the order of their maturity, and (y) with respect to such Sweep Payment Dates occurring in each subsequent year, one-third (1/3) to the scheduled installments of the Term Loans in the order of their maturity and two-thirds (2/3) to the scheduled installments of the Term Loans in the inverse order of their maturity.

                    (B) The following terms used in this Section
     2.06(b)(i) shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

                    "Available Liquidity" means, with respect to any Test Date, (i) the daily average of all domestic Cash during the Test Period ending on such Test Date (excluding any Cash which constitutes Excess Proceeds of Issuance of Stock or Debt and any Cash proceeds of a revolving accounts receivable sale facility entered into by the Company and/or one or more of its Subsidiaries which has been consented to by the Senior Lenders), plus
          (ii) the daily average of all Cash of the Company's Foreign Subsidiaries in excess of the Minimum Foreign Cash Balances for such Foreign Subsidiaries during such Test Period (subject to the limitations set forth in Sections 2.6(b), 8.4 and 9.2 of the National Westminster Credit Agreement for so long as such Credit Agreement remains in effect), after subtracting (A) taxes which would have been incurred had such Cash been repatriated from such Foreign Subsidiaries, (B) minority interests in such Foreign Subsidiaries and (C) costs of applicable Foreign Exchange Contracts, plus (iii) the average daily amount during such Test Period by which $174,841,297 exceeds the sum of (A) the outstanding principal balance of the Revolving Loans which constitute Working Capital Revolving Loans and (B) the Facility Letter of Credit Obligations. The calculation described in clause (i) above shall be made assuming that all principal payments on Term Loans occurring during the Test Period were made on the date immediately preceding the first day of the Test Period. The calculation described in clause (ii) above with respect to Foreign Subsidiaries other than Restricted Subsidiaries shall be the average of such excess Cash as of December 16th, December 31st and January 15th in each Test Period rather than a daily average. In addition, Available Liquidity will be adjusted as a result of changes in working capital as described in Exhibit 9.

                    "Cash" means, with respect to any Person on any date, the amount which would be shown as "cash" on a balance sheet of such Person prepared in accordance with GAAP as of such date, plus all cash equivalents and readily marketable securities possessed by such Person.

                    "Cash Available for Sweep" means, with respect to each Test Date, an amount equal to the product of (i) the Sweep Percentage in effect on such Test Date, and
          (ii) the excess, if any, of the Available Liquidity for such Test Date over the Minimum Liquidity for such Test Date.

                    "Cash Sweep Termination Date" means the date on which the aggregate principal amount of outstanding
          Term Loans has been reduced to an amount less than $150,000,000.

                    "Foreign Exchange Contract" means, with
          respect to the Company and its Subsidiaries, any foreign currency exchange agreements entered into to hedge the amount of Cash held by the Company or any such Subsidiary.

                    "Foreign Subsidiary" means a Subsidiary of the Company organized under the laws of a jurisdiction other than the United States or any political subdivision thereof.

                    "Minimum Foreign Cash Balance" means the following amounts for the following Foreign Subsidiaries (or groups of Foreign Subsidiaries), in each case plus the then outstanding aggregate balance of loans extended to the applicable Foreign Subsidiary (or group of Foreign Subsidiaries) pursuant to one or more revolving credit facilities in favor of such Foreign Subsidiary (or group of Foreign Subsidiaries), and minus the excess, if any, of (i) the cumulative actual Capital Expenditures made by the applicable Foreign Subsidiary (or group of Foreign Subsidiaries) during the period from January 1, 1993 to the end of the Fiscal Year immediately preceding the applicable Test Date over (ii) the Projected Foreign Capital Expenditures for such Foreign Subsidiary (or group of Foreign Subsidiaries) as of the end of the Fiscal Year immediately preceding the applicable Test Date; for purposes of the foregoing, amounts of foreign currencies shall be deemed to be exchanged into Dollars by using the applicable exchange rate quoted in the Wall Street Journal on the applicable Test Date:

          Subsidiary (or Group)         Minimum Cash Balance

          GTL                                $5,000,000

          CGC and Canadian
          Mining                            $10,000,000

          All other Foreign
          Subsidiaries                      $35,000,000

                    "Minimum Liquidity" for each Test Date, shall be (i) $100,000,000 for the Test Date in 1995 and $150,000,000 for each Test Date thereafter, plus (ii) the sum of the Retained Amounts for all prior Test Dates.

                    "National Westminster Credit Agreement" shall mean that certain Credit Agreement dated as of January 29, 1990 among USG Netherlands B.V. and National Westminster Bank plc, as the same may be amended from time to time hereafter in accordance with the terms of
          Section 8.20 hereof.

                    "Projected Foreign Capital Expenditures" means, for the period from January 1, 1993 through the end of each Fiscal Year, the following amounts for the following Foreign Subsidiaries (or groups of Foreign Subsidiaries) for the indicated Fiscal Year:

                                CGC and Canadian   Other Foreign
      Fiscal Year       GTL         Mining          Subsidiaries
         1993         $0.1mm      $  8.0mm           $  9.0mm
         1994          0.2mm        16.5mm             23.0mm
         1995          0.3mm        25.5mm             33.0mm
         1996          0.4mm        34.5mm             43.0mm
         1997          0.5mm        44.0mm             60.0mm
         1998          0.6mm        53.5mm             76.5mm
         1999          0.7mm        63.0mm             93.0mm

                    "Retained Amount" means, for any Test Date, an amount equal to the sum of (i) the product of (a) 100% minus the Sweep Percentage for such Test Date and (b) the excess, if any, of the Available Liquidity for such Test Date over the Minimum Liquidity for such Test Date, plus (ii) any amounts designated as "Retained Amounts" in Section 2.06(b)(i)(A)(1) hereof.

                    "Sweep Payment Date" means each February 15th in each year, commencing with February 15, 1994.


                    "Sweep Percentage" means (i) 100% for the Test Dates occurring in 1995 and 1996, (ii) 90% for each of the Test Dates occurring in 1997 and 1998, and (iii) 85% for the Test Date occurring in 1999 and any subsequent Test Dates; provided, that the Sweep Percentage shall be 50% for any Test Date for which the ratio of Debt to EBITDA (as such terms are defined in Section 9.01 hereof, but without reference to Section 9.10 hereof) as of the immediately preceding December 31 was less than
          4.0 to 1.0.

                    "Test Date" means each January 15th in each year, commencing with January 15, 1994.

                    "Test Period" means, with respect to any Test
          Date, the period commencing on the immediately preceding December 16th and ending on such Test Date.

          1.3. Amendments to Mandatory Prepayment of Excess Proceeds of Issuance of Stock or Debt. Section 2.06(b)(ii) of the Credit Agreement is amended and restated in its entirety as follows (and the applicable provisions of the First Amendment and the Second Amendment, including, without limitation, Section 5 of the Second Amendment, are accordingly superseded):

               (ii) Excess Proceeds of Issuance of Stock or Debt. Within one (1) Business Day of the Company's receipt of any Excess Proceeds of Issuance of Stock or Debt (or, with respect to the Public Debt, within the time period set forth in Section 8.03(viii)(A)), the Company shall make or cause to be made a mandatory prepayment in an amount equal to a portion of such Excess Proceeds of Issuance of Stock or Debt, and shall otherwise be entitled to apply such Excess Proceeds of Issuance of Stock or Debt, as determined as follows:

               (A) the Excess Proceeds of Issuance of Stock or Debt arising from the issuance of common stock by the Company pursuant to that certain S-1 Registration Statement filed with the Commission on January 7, 1994 shall be applied to the following, as the Company may in its sole discretion elect: (1) to the repayment of 10-1/4% Senior Notes in an aggregate principal amount not to exceed $70,000,000, (2) to Capital Expenditures permitted under Section 9.08(ix) hereof, and/or (3) in accordance with clause (B) below; provided, that all such amounts not so applied by March 16, 1995 shall cease to constitute Excess Proceeds of Issuance of Stock or Debt for all purposes hereunder (and therefore shall become subject to the calculation of Cash Available for Sweep, if applicable);

               (B) except as applied pursuant to clauses (A)(1) or (2) above, prior to the payment in full of all Public Debt having maturity dates prior to January 1, 1999, 100% of the Excess Proceeds of Issuance of Stock or Debt shall be applied to the repayment of Public Debt having maturity dates prior to January 1, 1999 and/or the outstanding Term Loans, as the Company may in its discretion elect; provided, that to the extent that any portion of such Excess Proceeds of Issuance of Stock or Debt are not so applied within the time period set forth in Section 8.03(viii)(A), then such portion shall cease to constitute Excess Proceeds of Issuance of Stock or Debt for all purposes hereunder (and therefore shall become subject to the calculation of Cash Available for Sweep, if applicable); and

               (C) following the payment in full of all Public Debt having maturity dates prior to January 1, 1999, 100% of the Excess Proceeds of Issuance of Stock and Debt shall be applied to the outstanding principal balance of the Term Loans in the order of their maturity, but only until and to the extent that the aggregate outstanding principal balance of the Term Loans exceeds $150,000,000.

     The Company shall have no obligation to make any mandatory prepayment under this Section 2.06(b)(ii) once the aggregate outstanding principal balance of the Term Loans is less than or equal to $150,000,000.

          1.4. Amendment to Indebtedness Covenant. Section 8.01 of the Credit Agreement is hereby amended to add the following at the end thereof:

               "(xvii) Indebtedness of the Company or any Subsidiary consisting of unsecured industrial revenue bonds issued after the Effective Date which do not in the aggregate exceed $25,000,000."

          1.5.  Amendment to Sales of Assets Covenant.  Section
8.02(a)(v) of the Credit Agreement is hereby amended and restated in its entirety as follows:

               "(v) any sale for cash by the Company or any of its Restricted Subsidiaries not described in clauses (i) through
     (iv) above, provided, that the Net Cash Proceeds of Sale received by the Company or any Restricted Subsidiary (x) from any such individual sale or related group of sales does not exceed Fifteen Million Dollars ($15,000,000) and (y) from all such sales in any Fiscal Year of the Company does not exceed an aggregate amount of Thirty Million Dollars ($30,000,000); and"

          1.6. Amendments to Investments Covenant. Section 8.03 of the Credit Agreement is hereby amended to delete clauses (viii) through (x) thereof and to substitute therefor the following:

               "(viii) Investments in Public Debt having final maturities prior to January 1, 2003, in order to effectuate the prepayment (or defeasance, subject to restrictions acceptable to the Agents) of such Public Debt, made with (A) Excess Proceeds of Issuance of Stock or Debt within one year following the receipt of such Excess Proceeds of Issuance of Stock or Debt (as described in Section 2.06(b)(ii)), (B) to the extent not used to make Capital Expenditures permitted hereunder, the amount of Net Cash Proceeds of Sale described in Section 9.08(iii) (referred to therein as "Excess Sale Proceeds"), (C) Cash Available for Sweep as described in
     Section 2.06(b)(i)(A)(1) hereof, provided, that, to the extent any such Investment under this clause (C) involves the payment of a premium in excess of 100% of the face amount of the applicable Public Debt (such excess being an "Investment Premium"), such Investment Premium shall be paid using Unrestricted Retained Amounts, except that up to an aggregate amount of $10,000,000 of Investment Premiums may be paid when no Unrestricted Retained Amounts exist at the time such Investment is made, (D) solely for Investments in Public Debt having final maturities in 1996 or 1997, proceeds from the borrowing of Public Debt Revolving Loans, and (E) Unrestricted Retained Amounts;

               (ix) Investments, not otherwise described in clauses (i) through (viii) above, in 10-1/4% Senior Notes, in order to effectuate the prepayment (or defeasance, subject to restrictions acceptable to the Agents) thereof, not exceeding $30,000,000 in the aggregate amount at any one time outstanding; and

               (x) any other Investments (other than Investments in Public Debt) not otherwise described in clauses (i) through (ix) above, not exceeding Forty Million Dollars ($40,000,000) in the aggregate at any one time outstanding; provided, that Investments in Public Debt under this clause
     (x) shall not at any one time exceed an aggregate amount of $5,000,000."

          1.7.  Amendment to Restricted Junior Payment Covenant.
Section 8.05 of the Credit Agreement is hereby amended to add the following at the end thereof:

               "(vii) the repurchase or redemption by CGC of its publicly-owned common stock, in an amount not to exceed 10% of its total outstanding shares of common stock in any single calendar year."

          1.8.  Amendment to Fundamental Changes Covenant.
Section 8.07 of the Credit Agreement is hereby amended to delete subsection (b) thereof in its entirety.

          1.9.  Amendment to Prepayment of Indebtedness Covenant.
Section 8.16 of the Credit Agreement is hereby amended to delete the parenthetical phrase in clause (y) thereof and to substitute therefor the following:

               "(except for the prepayment of the Indebtedness under the National Westminster Credit Agreement, or as otherwise expressly permitted pursuant to the terms of this Agreement, or as otherwise required pursuant to the terms of the agreements governing such long-term Indebtedness as in existence on and as of the Effective Date)"

          1.10.  Amendment to Capital Expenditures Covenant.
Section 9.08 of the Credit Agreement is hereby amended to delete clause (v) thereof and to substitute therefor the following:

               "(v) [Intentionally left blank];"

          SECTION 2. Consent to Receivables Sale Facility. The Requisite Senior Lenders hereby consent to, and waive any conflict with any provision set forth in Article VIII of the Credit Agreement with respect to, a revolving accounts receivable sale facility established by the Company pursuant to which the Company and/or one or more of its Restricted Subsidiaries sells accounts receivable and other related assets (or otherwise grants a lien upon such accounts receivable or other related assets to secure non-recourse debt); provided, that (i) such facility shall have a maximum principal/investment amount not in excess of $150,000,000, and shall otherwise be on terms and conditions reasonably acceptable to the Agents, (ii) the first $60,000,000 of proceeds from such facility may be applied by the Company to prepay or repurchase 10-1/4% Senior Notes or for other permitted corporate purposes, as the Company may in its discretion elect, (iii) unless the original stated maturity of such facility (without giving effect to any renewals thereof) is after December 31, 2000, the Company shall, upon receipt thereof by the Company or any Restricted Subsidiary, make a prepayment of the Term Loans, in the order of maturity, in an amount equal to the lesser of (a) $40,000,000 and (b) the aggregate proceeds received from such facility in excess of $60,000,000, and (iv) except for the prepayment of the 10-1/4% Senior Notes and/or the Term Loans as described above, the use of the proceeds of such facility shall be subject to the terms and provisions of Article VIII of the Credit Agreement. Notwithstanding anything in the Credit Agreement to the contrary, the proceeds of such a revolving accounts receivable sale facility shall not be Excess Proceeds of Issuance of Stock or Debt subject to Section 2.06(b)(ii) thereof.

          SECTION 3. Conditions Precedent to Effectiveness. This Third Amendment shall become effective as of the date (the "Third
Amendment Effective Date") on which each of the following conditions precedent shall have occurred:

          (a) Documentation. The Agents shall have received all of the following:

          (i) Counterparts of this Third Amendment executed by both of the Borrowers, the Agents, the Administrative Agent and Senior Lenders whose Term Loans and Revolving Loan Commitments aggregate 66-2/3% or more of the sum of the then aggregate unpaid principal balance of the Term Loans and the then aggregate principal amount of the Revolving Loan Commitments;

          (ii) Reaffirmations of Guaranties executed by the Company and each Subsidiary party to a Subsidiary Guaranty, in form and substance reasonably satisfactory to the Agents and counsel for the Agents;

          (iii) The opinion of the General Counsel of the Company and Interiors relating to such matters as the Agents deem appropriate and in form and substance reasonably satisfactory to the Agents and counsel for the Agents;

          (iv) A certificate of the Secretary or Assistant Secretary of the Company certifying (A) the names and true signatures of the incumbent officers of the Company authorized to sign this Third Amendment and all other Loan Documents executed by the Company in connection herewith and (B) the resolutions of the Company's Board of Directors approving and authorizing the execution, delivery and performance of this Third Amendment and all other Loan Documents executed by the Company in connection herewith; and

          (v) A certificate of the Secretary or Assistant Secretary of Interiors certifying (A) the names and true signatures of the incumbent officers of Interiors authorized to sign this Third Amendment and all other Loan Documents executed by Interiors in connection herewith and (B) the resolutions of Interiors' Board of Directors approving and authorizing the execution, delivery and performance of this Third Amendment and all other Loan Documents executed by Interiors in connection herewith.

          (b) Prepayment of Cash Available for Sweep. The Company shall have paid $25,000,000 to the Administrative Agent, for the account of the Term Senior Lenders, as a prepayment of the Term Loans applied in the order of maturity. To the extent that the Company is required to pay any Cash Available for Sweep to the Senior Lenders after the Third Amendment Effective Date, the Company shall be entitled to offset the foregoing payment against such required payments of Cash Available for Sweep (it being understood that such calculations of Cash Available for Sweep shall be made as if such prepayment had not been made and such amounts remained as Cash held by USG).

          (c)  No Events of Default.  No Event of Default or
Potential Event of Default shall have occurred and be continuing.

          SECTION 4. Confirmation of Credit Agreement. Except as herein expressly amended, the Credit Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Credit Agreement to "this Agreement" shall mean the Credit Agreement as amended by the First Amendment, as further amended by the Second Amendment, as further amended by this Third Amendment, and as hereinafter amended or restated.

          SECTION 5. Costs and Expenses. Each Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and the Agents in connection with the preparation, reproduction, execution and delivery of this Third Amendment, including the reasonable fees and out-of-pocket expenses of Sidley & Austin, counsel for the Agents.

          SECTION 6. Successors and Assigns. This Third Amendment and the other Loan Documents executed in connection herewith shall be binding upon the parties hereto and thereto and their respective successors and assigns (including, without limitation, a receiver, trustee or debtor-in-possession of any of the Borrowers) and shall inure to the benefit of the parties hereto and thereto and the successors and permitted assigns of the Senior Lenders and the Issuing Banks.

          SECTION 7.  Execution in Counterparts.  This Third
Amendment may be executed and delivered in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same original agreement.

          SECTION 8. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 9.  Headings.  Section headings in this Third
Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.











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
          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              USG CORPORATION


                              By /s/ Richard H. Fleming
                                Title:


                              USG INTERIORS, INC.


                              By /s/ Richard H. Fleming
                                Title:

                              CITIBANK, N.A.,
                               as Administrative Agent, as an
                               Agent and as a Senior Lender


                              By /s/ Barbara A. Cohen
                                Title:

                              BANKERS TRUST COMPANY, as an
                               Agent and as a Senior Lender


                              By /s/ Mary Jo Jolly
                                Title:

                              CHEMICAL BANK, as an Agent
                               and as a Senior Lender


                              By /s/ Christopher C. Wardell
                                Title: